SCHEDULE 14C INFORMATION


                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X] Filed by a party other than the Registrant [ ] Check the appropriate box:

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[ ]     Confidential,  for  Use  of   the  Commission  Only  (as  permitted   by
        Rule 14a-6(e)(2))
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[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          TTI HOLDINGS OF AMERICA CORP.
                (Name of Registrant as Specified In Its Charter)

                (Name of Person(s) Filing Information Statement,
                          if other than the Registrant)

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[ ]     Fee paid previously with preliminary materials.
[ ]     Check box if any part of the fee is offset as provided  by Exchange  Act
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        paid previously.  Identify the previous filing by registration statement
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

                          TTI HOLDINGS OF AMERICA CORP.

                              INFORMATION STATEMENT

THIS IS AN INFORMATION STATEMENT, AND NOT A PROXY STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE NOT REQUESTED TO SEND IN A PROXY

To All Stockholders in
TTI HOLDINGS OF AMERICA CORP.

         At a Special Meeting of Stockholders (the "Special Meeting") of TTI HOLDINGS OF AMERICA CORP., a Delaware corporation (the "Company"), that was held on May 29, 2001, at the offices of the Company, the Board of Directors, and the majority of shares entitled to vote, voted to approve the following actions:

         The Company shall declare a stock dividend of its subsidiary, Panama Industries Ltd. of .333 shares for each share owned as of the record date. This means that for every three (3) shares owned in the Company, you will be issued one new share in the subsidiary. The dividend has been declared with a record date of June 22, 2001, and an effective date of July 2, 2001. The Board of Directors has determined that the operations that made up the Company, prior to the recent acquisitions, would be better off in a separate company, with its own goals. It will keep its present name for the time being

         The Company will shortly after the filing of this Schedule 14C Information Statement, file with the SEC a Form 10-SB to register the shares of PANAMA under the 34 Act, in order to make the new company a "reporting company" and eligible for listing on the NASDAQ OTC Bulletin Board.

         The Company has begun closing on the CORF's as previously announced. It will continue to concentrate on these acquisitions. Because of the two extremely diverse types of business, it has been decided by the Board of Directors to "spin off" the old business into another publicly traded company.

         Please review all of the information carefully.


Sincerely,


/s/ Andrew B. Mazzone
---------------------
Andrew B. Mazzone,
President
Hicksville, New York

                          TTI HOLDINGS OF AMERICA CORP.
                                76 North Broadway
                                   Suite 3000
                           Hicksville, New York 11803
                                 (516) 931-5700

                              INFORMATION STATEMENT

                                     GENERAL

This Information Statement is furnished in connection by the Board of Directors of TTI HOLDINGS OF AMERICA CORP. (the "Company"), in connection with the stock dividend in the subsidiary of the Company, to be called Panama Industries Ltd. ("PANAMA") of .333 share for each one (1) share of the Company owned as of the record date of June 22, 2001, effective as of July 2, 2001. Effectively, for each approximately three (3) shares owned in the Company, the shareholder will receive one (1) dividend share (the "Dividend Shares").

The Company's Board of Directors approved the resolutions on May 29, 2001. A Written Consent of Shareholders was executed on May 29, 2001.

As a result of these actions, the Company will, on July 2, 2001, issue to all shareholders of record on June 22, 2001, Dividend Shares in Panama, as described above.

The Company intends to file a Form 10-SB, prior to the date of issuance of the shares of PANAMA. This is to be done to make PANAMA eligible to be traded on the NASDAQ OTC Bulletin Board, once it has complied with all applicable rules.

PANAMA is to consist of the operations of the Company, prior to the recent acquisitions. The original business is so diametrically opposite from the new operations of TTI as to make no operation continuity.


SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date concerning the beneficial ownership of the Common Stock, (i) by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock; (ii) by each director; (iii) by each executive officer; and (iv) by all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

Out of a total of 6,560,775 shares of Common Stock, which have been issued and are outstanding, as of May 29, 2001, Officers, Directors and Beneficial Owners held 2,678,982 shares of Common Stock as follows:

                                       Shares                 Percent
                                     ---------                -------

Andrew Mazzone(1)                    1,152,000                 17.6%
513 Dryden Street
Westbury, NY 11590

Laura Klein(2)                         225,000                  3.4%
2 North Broadway
Apt. 4F
White Plains, NY 10601

Kevin Klein(2)                         225,000                  3.4%
52 Webster Ave
Apt. 20
New Rochelle, NY 10801

Robert J. Lalumiere(3)                 250,000                  3.8%
P.O. Box 896
Enfield, NH 03748

Benjamin S. Eichholz(4)                826,982                 12.6%
301 West York Street
Savannah, GA  31401

Directors, Officers and              2,678,982                 40.8%
Beneficial Owners
(as a group)

-----------------

(1) Andrew Mazzone was issued 1,425,000 shares on November 21, 1995. Mr. Mazzone sold 225,000 shares each to Kevin Klein and to Laura Klein in private transactions in 1998.

(2) Kevin and Laura Klein are brother and sister; both disclaim beneficial ownership to each other.

(3) Robert J. Lalumiere, President of Panama Industries, Ltd., was issued 250,000 shares pursuant to the acquisition of High Velocity Technologies, Inc. in May 2000.

(4) Benjamin Eichholz was issued 826,982 shares pursuant to various acquisitions in May 2001.

          STOCK DIVIDEND OF SUBSIDIARY OF TTI HOLDINGS OF AMERICA CORP.

The Board of Directors of the Company has declared a dividend, payable in stock, at the rate of .333 share for each one (1) share owned of the Company on the record date in the subsidiary of the Company, known as Panama Industries, Ltd. Effectively, this means that for each approximately three (3) shares owned in the Company, a shareholder will receive one (1) share in the subsidiary (the "Dividend Shares"). The Board of Directors of the Company has declared June 22, 2001, as the record date for this share dividend, with a payment date of July 2, 2001.

The business of PANAMA consists of the operations of the Company prior to its recent acquisitions. It is fully described in the Company's Form 10-SB, originally filed on April 7, 2000 and amended thereafter.

Briefly, the business can be described as follows:

Thermal spraying is a technology used by Thermaltec International to coat a substrate (surface) with various materials such as metals, alloys, carbides, ceramics, and some plastics. The coating material utilized depends upon the requirements of each specific application.

The coatings utilized by Thermaltec International are produced from materials in the form of either wire or powder. The material is melted in a flame or heat source, and projected onto a substrate by a mixture of air flammable gases to form the coating. The air, flammable gases and coating are brought together in a flame in the nozzle of the gun where the coating is melted ! and sprayed forward onto the surface to be coated. The gases and molten coating are cooled by the surface and the coating adheres to the surface.

Thermal spray coating technology can be utilized in situations in which metal surfaces are worn from use or exposed to erosion or corrosion. A few of the most common applications include the rebuilding of mechanical parts, the protection of pipes (inside and outside) from corrosion, and the repair of crankshafts, turbine blades and pumps.

Thermal spraying is a generic term used to describe a number of different technologies. Each sub-technology shares a common element in that molten or semi-molten metal particles are propelled !onto a substrate where they adhere to form a coating. Each sub-technology involves trade-offs among coating quality, deposition rates, and cost. Each of the thermal spray technologies is discussed in greater detail below.

Thermal spray technology is a subset of materials science and surface coating engineering. Using thermal spray, technicians can apply a thick or thin metal or ceramic coating on top of a metal substrate. The coating is bonded strongly to the substrate, because the process projects molten particles onto the targeted surface at high, sometimes hypersonic, velocities. The coatings are thus applied with a combination of thermal and kinetic energies.

Since it is usually only the exposed surface of parts that are subjected to stresses such as wear, erosion, or corrosion, it is possible using this technology to economically protect such surfaces. The required protection can be provided with thin coatings, using relatively little material. As a result, high performance coatings and even exotic materials can be utilized at limited cost.

The thermal spray process is widely used to solve corrosion and wear problems in Europe, North America and Japan. Estimated sales are $1,800,000,000 - $2,000,000,000 per year for North America as published in the Gorham Report for 1999. Estimates for Japan and Europe are not available. The registrant's estimates have been replaced by the authoritative industry Gorham Report published by Gorham Advanced Materials Institute, Gorham, Maine 04038.

The Company develops its business primarily by training a sales force of mechanical or metallurgical engineers, and having them call on leading industrial companies in the markets where its thermal spray shops are located. At the present time, Costa Rica is the company's main prototype installation; New York is a smaller prototype. In Costa Rica, Thermaltec International does business with over 300 customers. A typical method of operation would have an engineer call on a customer who uses industrial machinery. Industrial equipment is subject to wear. Thermaltec International's engineers would assess the wear problem, and recommend a thermal spray solution. If needed, the worn part would be taken out of service, and shipped to the thermal spray shop. A coating designed to solve the problem would be applied, and then the part would be ground or machined to original specification and returned to the customer. Often 24-hour turnaround can be achieved. The Company maintains a full complement of coating devices and metalworking finishing equipment.

The use of this service has value to third world industries because: (1) the repair is generally cheaper than the cost of a new part, and the turnaround of the refurbished part is much quicker than reordering a new one. (2) Downtime of the customers' equipment is minimized. (3) The inventory of customers' spare replacement parts can be minimized by the accessibility to the thermal spray process. Pricing usually targets at 40% to 50% the cost of buying a new part. Prices above and below that target are influenced by need for quick turnaround.

Specific Technologies of Thermal Spraying:

Wire Flame Spraying
-------------------
Coating material in wire form is fed into an oxygen-fuel gas combustion flame, melted, and then atomized and projected by compressed air onto a prepared substrate (the object to be sprayed upon). This is the oldest of the thermal spray processes used in industry today. This process, because of the inherent nature of the gases used, achieves a relatively low velocity flame with a temperature maximum of 55000 F. The process is simple to use and is employed heavily in industry for rebuilding lightly worn surfaces, anticorrosion and mild wear resistant application.

Powder Flame Spraying
---------------------
Coating material in powder form is fed into an oxygen-fuel combustion flame, melted, and projected by the gas stream onto a prepared substrate. The key difference between this and wire flame spraying is that the coating material is a powder; the powder form lends itself to a greater variety of formulations.

Electric Arc Spraying
---------------------
Coating material in wire form is electrically charged when two wires are brought together and an arc is struck between them. Compressed air atomizes the molten material and projects it onto a prepared substrate. This process allows for higher deposition rates, and higher quality coatings than traditional flame spraying.

Plasma Spraying
---------------
Coating material in powder form is fed into a heat source created by using a high intensity electric arc, which disassociates and ionizes into a plasma gas, either of hydrogen or nitrogen. The plasma gas is used as a carrier to transfer the heat available in the arc to the particles of material being sprayed. The melted particles are projected at high velocity by the plasma gas stream onto a prepared substrate. The plasma process was developed in the late 1950's and was a technological development that allowed tremendous growth in the thermal coatings industry. Because of the high temperatures involved, virtually any material can be sprayed, and the high temperatures produce good coatings. Plasma spraying is currently utilized by industry and in particular, the aerospace industry.

HVOF (High Velocity Oxygen/Fuel) / HVAF (High Velocity Air/Fuel)
----------------------------------------------------------------
Coating material is fed into a mini rocket chamber and mixed with either air and kerosene (HVAF) or oxygen and propane (HVOF). A high velocity combustion flame, melts, and then projects the material onto a prepared substrate. This process was developed in the mid-1980's and is the latest development in thermal spray technology. The extremely high particle velocity (4000' per second) achieved in this process causes the particles to flatten upon impact with the substrate, resulting in high density, high bond strength coatings that are essentially stress free and of very low porosity.

The Company utilizes all of the following processes: wire flame spraying, powder
flame  spraying,   electric  arc  spraying,   plasma  spraying,   high  velocity
oxygen/fuel, and high velocity air/kerosene.

Industries Using Thermal Sprayed Coatings:

Industry                     Key Applications
--------                     ----------------

Chemical Processing          Solving corrosion problems in processing equipment.

Textiles                     Used on mill components such as guides and pins.

Medical/Dental               Titanium and hydroxyapatite coatings on medical and
                             dental implants to prolong life and reliability.

Iron and Steel making        Rolls, conveyors, thermal barriers.

Electronics                  Dielectric coatings and coatings on recording heads
                             to improve quality and prolong life.

Agricultural                 A  wide variety of erosion and corrosion  resistant
                             coatings for machine parts.

Aerospace                    Wear resistant and thermal barrier coatings for the
                             operating parts of turbojet engines.

Automotive                   Wear   resistant   coatings   for   cylinders   and
                             transmission parts. Corrosion resistant coatings, oxygen sensor coatings to regulate fuel air flow.

Railroad                     Traction motors.

Other industrial uses are found in the Petrochemical industries, pumps, paper and pulp manufacturing, power plants, electric motor repair, food handling, and diesel engines.

There are over 4,000 different industrial applications for thermal coatings.

Competition:

The Company may experience competition from different sources. First, the traditional manufacturers of thermal spray equipment and supplies i.e. Sulzer Metco, Westbury, NY, Eutectic Corporation, Flushing, NY, and Praxair Inc., Danbury, Connecticut, etc. Although primarily engaged in selling equipment and supplies, the users of the thermal spray processes are shifting their strategy to become prime users also of the process.

In further characterizing the competition in thermal spraying, the two largest original equipment manufacturers in the United States are Sulzer Metco and Praxair. Between them they control over 65% of the market share in the U.S. Their combined sales in the U.S. are estimated by the Company at over $160 million. The company even with its acquisition of High Velocity Technology will only obtain at best a $1.5 million estimated sales in the next 12 months or less than 1% of the market share. The contract shop business is estimated at $800,000,000 per year with over 200 companies competing in that market. The company would estimate that its revenues would not exceed $400,000 in sales in the next 12 months, or less than 1% of the contract shop market.

In the Costa Rican market, the competition for original equipment is Eutectic Corporation of Flushing, NY. It is expected that they will sell $50,000 worth of equipment and supplies in Costa Rica. The company does not intend to sell any original equipment in Costa Rica for reasons of not wanting to create new contract shop competitors. In the contract shop side of the business the company believes that combined competitive work does not exceed $100,000 per year. Therefore, we estimate that the company has about 60% of the current thermal spray business in Costa Rica.

Management of the Subsidiary:

Upon the distribution of the dividend on July 2, 2001, PANAMA will become a separately owned corporation from the parent, TTI. At that date, PANAMA will have the same shareholders as TTI, but will have its own management and officers and directors.

Currently, Andrew B. Mazzone, Chairman and President of TTI will become the Chairman of the Board of Directors and the President of PANAMA. It is the intention of PANAMA to add two more members to the Board of Directors as soon as possible.

Mr. Mazzone, will resign as President of TTI, but will remain as Chairman after July 2, 2001. TTI will announce the appointment of a new President and additional Board Members shortly.


TAX CONSEQUENCES

Neither TTI nor PANAMA makes any representations to any shareholder about the tax consequences of this dividend. All shareholders are urged to discuss this matter with their tax consultant or advisor. The following can be used as a summary and guide.

The distribution of the shares of Panama Industries to a Thermaltec stockholder may result in the stockholder recognizing taxable gain without receiving any cash to pay the resulting tax liability. All shareholders should be aware that no appraisal of the fair market value of the shares of PANAMA will be obtained by either PANAMA or Thermaltec at the time of the distribution. If the fair market value of the shares of Panama Industries received by a Thermaltec stockholder is subsequently determined to be greater than the stockholder's basis in his shares of Thermaltec stock as of the date of the distribution, the difference will be treated as a capital gain for federal income tax purposes. If the stockholder has held his Thermaltec stock for more than twelve months, the gain will be a long-term capital gain. A holding period of twelve months or less will result in a short-term capital gain. Thermaltec has received an opinion from its legal counsel as to the federal income tax effects of the spin-off.